EXHIBIT 3.1.3

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684-5708
Website: www.nvsos.gov
Certificate of Amendment
(PURSUANT TO NRS 78.285 and 78.390)

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.285 and 78.390 – After Issuance of Stock)

Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20100552368-52
Filing Date and Time 07/26/2010 4:30 PM
Entity Number E0059792008-4

1. Name of corporation:

CETRONE ENERGY COMPANY

2. The articles have been amended as follows (provide article numbers, if available):

Article 1 has been amended and restated so that, as amended and restated, Article 1 shall state in its entirety, as follows:

“1.  Name of Corporation:       FRESH START PRIVATE MANAGEMENT INC.”

Article 3 has been amended and restated so that, as amended and restated, Article 3 shall state in its entirety, as follows:

“3:  Shares:                      The total number of shares of stock, which this corporation [continued on following page]

3. The vote by which stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by the classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:  2,000,000

4. Effective date of filing (optional):

5. Officer Signature (required):        /s/ Michael Cetrone

CERTIFICATE OF AMENDMENT
(PURSUANT TO NRS 78.385 AND 78.390)
CETRONE ENERGY COMPANY

is authorized to issue, is two hundred million (200,000,000) shares of common stock, $.001 par value per share.”

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